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                                     February 20, 1996


Re: Merger of Carnegie Bancorp with
    Regent Bancshares Corp.


Carnegie Bancorp                Regent Bancshares Corp.
619 Alexander Road              1430 Walnut Street
Princeton, New Jersey 0854      Philadelphia, Pennsylvania 19120

Ladies and Gentlemen:

          You have requested our opinion with respect to certain Federal tax consequences of a proposed transaction involving (1) the proposed merger of Regent Bancshares Corp., a New Jersey corporation and registered bank holding company ("Regent"), with and into Carnegie Bancorp, a New Jersey corporation and registered bank holding company ("Carnegie"), with Carnegie as the surviving corporation (the "Merger") and (2) immediately after the Merger, the proposed merger of Carnegie Bank, N.A., a national banking association which is a wholly-owned subsidiary of



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 2


Carnegie ("CBN"), with and into Regent National Bank, a national banking association which is a wholly-owned subsidiary of Regent ("Bank"), with the Bank as the surviving corporation (the "Bank Merger").


          The proposed two-part transaction is described in the section of this letter entitled "Statement of Facts," and our opinion as to certain Federal tax consequences of the transaction are set forth in the section of this letter entitled "Opinion."


                              STATEMENT OF FACTS


          The Merger will be effected pursuant to the provisions of a certain Agreement and Plan of Merger dated as of August 30, 1995, by and among Carnegie, CBN, Regent and the Bank (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings given to such terms in the Agreement. Pursuant to the Agreement, the Bank and CBN shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") for delivery to the Comptroller of the Currency ("OCC") for approval of the Bank Merger. This opinion is delivered pursuant to Section 6.1(d) of the Agreement.

          Subject to the terms and conditions of the Agreement, at the Effective Time, Regent shall be merged with and into


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 3


Carnegie in accordance with the provisions of the New Jersey Business Corporation Act ("NJBCA"), with Carnegie as the surviving corporation of the Merger. Also, immediately following the Effective Time, the Bank shall be merged with and into CBN in accordance with the National Bank Act, as amended, with CBN as the surviving corporation.

          Pursuant to the Agreement, at the Effective Time, each issued and outstanding share of Regent Common Stock (other than Dissenting Shares, as defined below) shall be canceled and converted into the right to receive .75 shares of Carnegie Common Stock.

          Pursuant to the Agreement, at the Effective Time, each issued and outstanding share of Regent Series A Preferred Stock (other than Dissenting Shares) shall be canceled and extinguished and be converted into the right to receive one share of Carnegie Series A Convertible Preferred Stock, $.10 par value per share ("Carnegie Series A Preferred Stock") with substantially the same terms, rights and conditions as the Regent Series A Preferred Stock, except that (i) each share of such Carnegie Series A Preferred Stock shall be convertible into 75 shares of Carnegie Common Stock and



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 4


(ii) holders of Carnegie Series A Preferred Stock shall be entitled to receive an annual dividend of 0.075 shares of Carnegie Common Stock for each share of Carnegie Series A Preferred Stock held, in each case subject to adjustment as provided in Carnegie's Certificate of Incorporation.


          Pursuant to the Agreement, at the Effective Time, each outstanding Organizer Option shall be canceled and extinguished and converted into New Options each of which shall be exercisable for .637213 shares of Carnegie Common Stock at an exercise price based upon the weighted average exercise price of all outstanding options to purchase Carnegie Common Stock held by officers and directors of Carnegie as of the date of the Agreement. Such New Options shall otherwise have the same terms and conditions, including expiration dates, as those certain options granted by Carnegie to its officers and directors on June 28, 1995 (the "June Options").

          Pursuant to the Agreement, prior to the Effective Time, Regent shall provide notice of redemption to the holders of its Series B, C, D and E Preferred Stock in accordance with their respective terms and, prior to the Effective Time, each issued and outstanding share of Regent Series B, C, D and E Preferred



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 5


Stock shall be redeemed at a price of $10.00 per share.


          Pursuant to the Agreement, at the Effective Time, each issued and outstanding Organizer Warrant shall be canceled and extinguished and converted into the right to receive, upon surrender of the certificates representing such Organizer Warrants, .24325 shares of Carnegie Common Stock.

          Pursuant to the Agreement, at the Effective Time, each issued and outstanding Underwriter Option shall be canceled and converted into the right to receive, upon surrender of the certificates or instruments representing such Underwriter Options, one share of Carnegie Common Stock for each 19.645 shares of Regent Common Stock purchasable pursuant to the Underwriter Options and purchasable upon exercise of the warrants purchasable pursuant to the Underwriter Options.

          Pursuant to the Agreement, at the Effective Time, each Regent Stock Option, Public Warrant and Put Option Warrant issued and outstanding shall be canceled and converted into the right to receive, upon the surrender of the



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 6


certificates or instruments representing such options or warrants, one share of Carnegie Common Stock for each 7.5 shares of Regent Common Stock theretofore purchasable upon the exercise of such Regent Stock Option, Public Warrant or Put Option Warrant.

          Pursuant to the Agreement and the Bank Merger Agreement, the issued and outstanding shares of the capital stock of the Bank shall be canceled and extinguished as a consequence of the Bank Merger. No additional stock of CBN will be issued pursuant to the Bank Merger.

          No fractional shares of Carnegie Common Stock will be issued in the Merger, and in lieu thereof, any holder of any Regent stock and/or security who would otherwise be entitled to receive a fractional share of Carnegie Common Stock will receive an amount in cash determined by multiplying such fractional interest by the average closing price of Carnegie Common Stock on the NASDAQ National Market System during the first ten (10) trading days of the fifteen
(15) days immediately preceding the Effective Time.

          Any holder of Regent Common Stock, Regent Series A
Preferred Stock or Carnegie Common Stock has the right to dissent



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 7


from the transactions contemplated by the Agreement in the manner provided in
Section 14A:11-2 of the NJBCA. Subject to such qualifications and requirements described more fully in the Agreement, such dissenting stockholders are entitled to receive payment equal to the fair value of their shares in accordance with the provisions of Section 14A:11-3 of the NJBCA ("Dissenting Shares").


                              *        *        *


          In providing the opinions set forth below, we have requested and received certain specific representations from Carnegie and Regent regarding the Merger and the Bank Merger and related aspects of these transactions, all of which are set forth below. We have expressly relied on such representations in rendering our opinion. The parties to the Merger and the Bank Merger understand and acknowledge that any inaccuracy in such representations (which shall be deemed made as of the date of this letter and shall continue in force and effect through the Effective Time) may cause some portion or all of the opinion set forth herein to be undeliverable or inaccurate or inapplicable to the Merger or Bank Merger in whole or in part. Specifically, Carnegie and Regent have represented that:

          1. The fair market value of the Carnegie Common Stock to be received by each holder of Regent Common Stock in connection with the Merger will be approximately equal to the fair market value



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 8


of the Regent Common Stock surrendered in the Merger. The fair market value of the Carnegie Series A Preferred Stock to be received by each holder of Regent Series A Preferred Stock in connection with the Merger will be approximately equal to the fair market value of the Regent Series A Preferred Stock surrendered in the Merger.

          2. Taking all due account of the fact that (1) Carnegie shall have the option to redeem the Carnegie Series A Preferred Stock issued in the Merger and
(2) the holders of Carnegie Series A Preferred Stock shall have the right to convert such Carnegie Series A Preferred Stock into Carnegie Common Stock, the owners of Regent Common Stock and Regent Series A Preferred Stock shall receive in the Merger, solely by virtue of owning Regent Common Stock and/or Regent Series A Preferred Stock, a number of shares of Carnegie Common Stock and Carnegie Series A Preferred Stock having a value, as of the date of the Merger, equal to or greater than (50%) of the value of all of the formerly outstanding shares of capital stock of Regent as of the same date. The Carnegie Common Stock and the Carnegie Series A Preferred Stock issued in exchange for the Regent Common Stock and/or Regent Series A Preferred Stock will not be redeemable, by Carnegie, except as provided above.



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Carnegie Bancorp
Regent Bancshares
February 20, 1996

Page 9


          3. There is no plan or intention on the part of the shareholders of Regent, who individually or collectively, own one percent (1%) or more of the stock of Regent and, to the best knowledge of the management of Regent, there is no plan or intention on the part of the remaining shareholders of Regent, to sell, exchange, grant an option to buy, or otherwise dispose of a number of shares of Carnegie Common Stock and/or Carnegie Series A Preferred Stock to be received in the Merger that would cause the remaining shares of Carnegie Common Stock and Carnegie Series A Preferred Stock owned by the former shareholders of Regent to have a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of stock of Regent as of the same date. For purposes of this representation, Dissenting Shares or shares of Regent Common Stock or Regent Series A Preferred Stock exchanged for cash in lieu of fractional shares of Carnegie Common Stock are treated as outstanding stock of Regent on the date of the Merger. Moreover, shares of Regent capital stock and shares of Carnegie capital stock held by shareholders of Regent and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger are taken into account in making this representation.

           4. Immediately prior to the Merger, Regent shall own and hold one hundred percent (100%) of the issued and outstanding shares of the capital



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 10



stock of the Bank and no other shares of the capital stock of the Bank shall be issued and/or outstanding.

          5. Upon the completion of the Merger, Carnegie shall momentarily own and hold 100% of the issued and outstanding shares of the capital stock of the Bank and no other shares of the capital stock of the Bank shall be issued and/or outstanding.

          6. Upon the completion of the Merger, there will be no outstanding rights, options, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Bank, nor will there be any securities outstanding shall be convertible into the capital stock of the Bank.

          7. Immediately prior to and after completion of the Merger and the Bank Merger, Carnegie shall own and hold one hundred percent (100%) of the issued and outstanding shares of the capital stock of CBN and no other shares of the capital stock of CBN shall be issued and/or outstanding.


          8. There is no plan or intention on the part of Carnegie to sell, exchange, grant an option to buy, or otherwise dispose of a number of shares of the stock of the Bank received


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 11


in the Merger that would reduce Carnegie's ownership of the stock of the Bank to a number of shares having a value, as of the time of the Bank Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of stock of the Bank as of the same time.

          9. Carnegie has no plan or intention to sell or otherwise dispose of any of the assets of Regent it acquires in the Merger, except for dispositions appropriate in the ordinary course of business. CBN has no plan or intention to sell or otherwise dispose of any of the assets of the Bank it acquires in the Bank Merger, except for dispositions appropriate in the ordinary course of business.

          10. The payment of cash in lieu of fractional shares of Carnegie Common Stock is solely for the purpose of avoiding the expense and inconvenience to Carnegie of issuing fractional shares of Carnegie Common Stock and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Regent shareholders in lieu of fractional shares of Carnegie Common Stock will not exceed one percent (1%) of the aggregate consideration that will be issued to all Regent shareholders with respect to their Regent capital stock surrendered in the transaction.


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 12


          11. The liabilities of Regent to be assumed by Carnegie (if any) in the Merger and the liabilities to which the transferred assets of Regent are subject (if any) were incurred by Regent in the ordinary course of its business.

          12. The liabilities of the Bank to be assumed by CBN (if any) in the Bank Merger and the liabilities to which the transferred assets of the Bank are subject (if any) were incurred by the Bank in the ordinary course of its business.

          13. Following the Merger, Carnegie will continue the historic business of Regent and use a significant portion of Regent's historic business assets in a business. Following the Bank Merger, CBN will continue the historic business of the Bank and use a significant portion of the Bank's historic business assets in a business.

          14. Carnegie, Regent, CBN, the Bank and the shareholders of Regent will pay their own respective expenses, if any, incurred in connection with the Merger and/or the Bank Merger.

          15. There is no intercorporate indebtedness existing between Regent and Carnegie on one hand or the Bank and CBN on


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 13



the other hand that was issued, acquired, or will be settled at a discount in connection with the Merger and/or the Bank Merger.

          16. No parties to the Merger or Bank Merger are investment companies as defined in Code Section 368(a)(2)(F)(iii) of the Internal Revenue Code of 1986, as amended (the "Code").


          17. Neither Regent nor the Bank are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          18. The fair market value of the assets of Regent to be transferred to Carnegie in the Merger will be equal to or will exceed the sum of the liabilities to be assumed by Carnegie pursuant to the Merger, as increased by any liabilities to which the transferred assets are subject. The fair market value of the assets of the Bank to be transferred to CBN in the Merger will be equal to or will exceed the sum of the liabilities to be assumed by CBN pursuant to the Merger, as increased by any liabilities to which the transferred assets are subject.

          19. The Merger is based on valid business purposes unrelated to the avoidance of Federal income tax and will constitute a statutory merger under the laws of the states of



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 14


incorporation and the applicable jurisdictions of the corporations involved in the Merger. The Bank Merger is based on valid business purposes unrelated to the avoidance of Federal income tax and will constitute a statutory merger under the laws of the states of incorporation and the applicable jurisdictions of the corporations involved in the Bank Merger.

          20. Pursuant to the Merger, Carnegie will acquire ninety percent (90%) or more of the fair market value of the net assets and seventy percent (70%) or more of the fair market value of the gross assets owned and held by Regent immediately prior to the Merger. For purposes of this representation, amounts paid by Regent to dissenting shareholders of Regent, with respect to Dissenting Shares, assets of Regent used to pay its reorganizational expenses and all cash paid with respect to redemptions and distributions (except for regular dividends) undertaken by Regent immediately prior to the Merger are included as assets of Regent held immediately prior to the Merger.

          21. Pursuant to the Bank Merger, CBN will acquire ninety percent (90%) or more of the fair market value of the net assets and seventy percent (70%) of the fair market value of the gross assets owned and held by the Bank immediately prior to the Bank Merger. For purposes of this representation, assets of the Bank


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 15


used to pay its reorganizational expenses and all cash paid with respect to redemptions and distributions (except for regular dividends) undertaken by the Bank immediately prior to the Bank Merger are included as assets of the Bank held immediately prior to the Bank Merger.

          22. None of the compensation received by any shareholder of Regent who is also an employee of Regent or the bank shall be separate consideration for, or allocable to, any of his or her shares of Regent capital stock acquired by Carnegie in the Merger; none of the shares of Carnegie capital stock issued in the merger shall constitute separate consideration for, or be allocable to, any employment agreement; and the compensation paid to any shareholder who is also an employee of Regent or the Bank shall be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          23. No stock of CBN will be issued in the Bank Merger and Carnegie and CBN have no plan or intention to grant any options to buy stock of CBN.


                            LIMITATIONS ON OPINION


          Our opinion expressed herein is based solely upon the facts and representations set forth above and in the




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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 16


Agreement, the Bank Merger Agreement and in the Registration Statement/Form S-4 prepared by Carnegie. To the extent any of the facts or representations relied on by us are not truthful or are inaccurate to any extent, the opinion contained herein would necessarily have to be modified in whole or in part or may be rendered undeliverable.

          We have examined the Agreement, the Bank Merger Agreement and the Registration Statement/Form S-4 prepared by Carnegie. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinion expressed herein, we have relied on the documents described above and the representations of the parties to the Merger and the Bank Merger set forth above without undertaking to verify any such facts by independent investigation.

          Our opinion is based on our analysis of the Code, the applicable United States Treasury Department Regulations promulgated or proposed thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "Service") contained in published revenue rulings and revenue procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time. Any future amendment or


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Carnegie Bancorp

Regent Bancshares
February 20, 1996
Page 17


amendments to the Code, the Regulations or new Federal judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause the opinion set forth herein to require modification or could render such opinion undeliverable. No opinion is expressed herein with regard to the Federal tax consequences of the Merger and/or the Bank Merger under any sections of the Code except if and to the extent such section is specifically referenced below.


                                    OPINION


          Based solely upon the forgoing facts and representations, assuming the proposed two-part transaction occurs in accordance with the Agreement and the Bank Merger Agreement (and taking into consideration the limitations set forth above and at the end of this opinion), it is our opinion that under current Federal tax law:

          1. The Merger will qualify as a "reorganization" within the meaning of Code Section 368(a)(1)(A). The Bank Merger will qualify as a "reorganization" within the meaning of Code
Section 368(a)(1)(A).

          2. No gain or loss will be recognized for Federal income tax purposes by Regent on the transfer of its assets to



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 18


Carnegie and the assumption by Carnegie of Regent's liabilities pursuant to the Merger. Code Sections 361(a) and 357(a).

          3. Carnegie will recognize no gain or loss for Federal income tax purposes upon the receipt by Carnegie of Regent's assets in exchange for Carnegie Common Stock and Carnegie Series A Preferred Stock, the assumption by Carnegie of the liabilities of Regent, and payments by Carnegie to shareholders of Regent in lieu of fractional shares, all in accordance with and pursuant to the Merger. Code Section 1032.

          4. No gain or loss will be recognized for Federal income tax purposes by the Bank on the transfer of its assets to CBN and the assumption by CBN of the Bank's liabilities pursuant to the Bank Merger. Code Sections 361(a) and 357(a).

          5. Neither Carnegie nor CBN will recognize any gain or loss for Federal income tax purposes upon the receipt by CBN of the Bank's assets and the assumption by CBN of the Bank's liabilities in accordance with and pursuant to the Bank Merger. Code Section 1032 and Proposed Regulation Section 1.1032-2.

          6. No gain or loss will be recognized for Federal income tax purposes by the holders of Regent Common Stock who,


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 19


pursuant to the Merger, receive no consideration for such Regent Common Stock other than Carnegie Common Stock (except to the extent holders of Regent Common Stock receive cash in lieu of fractional shares of Carnegie Common Stock in connection with the Merger pursuant to the Agreement). No gain or loss will be recognized for Federal income tax purposes by holders of Regent Series A Preferred Stock who, pursuant to the Merger, receive no consideration for such Regent Series A Preferred Stock other than Carnegie Series A Preferred Stock. Code Section 354(a).

          7. Holders of Regent Common Stock receiving cash in lieu of fractional shares of Carnegie Common Stock will be treated for Federal income tax purposes as if such fractional shares of Carnegie Common Stock had been issued by Carnegie and then subsequently redeemed by Carnegie and will be taxed on any gain recognized in such deemed redemption in an amount which shall not exceed the amount of cash received. Code Section 356(a). Whether the cash received by a holder of Regent Common Stock in lieu of fractional shares of Carnegie Common Stock is characterized as a dividend (taxable as ordinary income) or as payment in exchange for Carnegie Common Stock (taxable as capital gain) will depend on whether such distribution of cash, when viewed as part of the Merger as a whole and as the proceeds of a redemption by Carnegie, more closely resembles or represents a dividend distribution or, alternatively, a payment



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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 20




in exchange for Carnegie Common Stock under principles analogous to those set forth in Code Section 302(b).

          8. The basis of the Carnegie Common Stock and/or the Carnegie Series A Preferred Stock received (as the case may be) by the holders of Regent Common Stock and/or Regent Series A Preferred Stock and exchanged for such stock pursuant to the Merger will be, in each instance, the same as the adjusted basis of the Regent Common Stock and/or Regent Series A Preferred Stock (as the case may be) surrendered in exchange therefor. Code Section 358(a).

          9. The holding period of the Carnegie Common Stock and/or Carnegie Series A Preferred Stock received by the holders of Regent Common Stock and/or Regent Series A Preferred Stock and exchanged for such Regent capital stock pursuant to the Merger will include the period during which such holders of Regent Common Stock and Regent Series A Preferred Stock held such Regent capital stock, provided that the Regent Common Stock and/or Regent Series A Preferred Stock (as the case may be) to be surrendered in the Merger is held as a capital asset by the holders thereof. Code Section 1223(1).

          10. Carnegie's tax basis in the assets of Regent received by Carnegie pursuant to the Merger will be, in each instance, the same as the adjusted tax basis of Regent in


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 21



such assets immediately prior to the Merger. Code Section
362(b).

          11. CBN's tax basis in the assets of the Bank received by CBN in connection with the Bank Merger will be, in each instance, the same as the adjusted tax basis of the Bank in such assets immediately prior to the Bank Merger. Code Section 362(b).

          12. The holding period of the assets of Regent received by Carnegie in connection with the Merger shall include the period during which Regent held such assets. Code Section
1223(2).

          13. The holding period of the assets of the Bank received by CBN in connection with the Bank Merger shall include the period during which the Bank held such assets. Code Section

1223(2).

          We express no opinion with regard to the Federal tax consequences that can be anticipated by the holders of Regent Series B, C, D and E Preferred Stock, or by holders of Organizer Options, Organizer Warrants,


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 22


Underwriter Options, Regent Stock Options, Public Warrants or Put Options Warrants or that can be anticipated by Carnegie or Regent as a result of the redemption, cancellation and/or conversion of Regent Series B, C, D and E Preferred Stock, Organizer Options, Organizer Warrants, Underwriter Options, Regent Stock Options, Public Warrants or Put Option Warrants pursuant to the Merger, the Bank Merger or any related transactions.

          The foregoing opinion provides only a summary of certain Federal income tax consequences of the Merger and the Bank Merger and does not purport to be a complete analysis or listing of all potential tax effects.

          Since this letter is being provided in advance of the Effective Time and prior to the consummation of the Merger and Bank Merger, we have assumed that the Merger and the Bank Merger will be consummated in accordance with the Agreement and the Bank Merger Agreement, and that the facts and representations on which we have relied will remain unchanged from the date of this letter through the Effective Time. Any change in the terms or provisions of the Merger or Bank Merger or in any related fact, circumstance, representation or transaction may necessitate the modification or withdrawal of our opinion.
In the event any such change occurs, we will have no obligation to modify our opinion as set forth herein unless we are requested to do so in writing by you and are advised of any and all such changes. This opinion represents our views as to the interpretation of existing law and cannot be taken as an assurance as to the manner in which the law will subsequently develop. Accordingly, no assurance can be given that the Service


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Carnegie Bancorp
Regent Bancshares
February 20, 1996
Page 23



will not alter its present positions as they relate to our opinion either prospectively, or retrospectively, or will not adopt new positions with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Service will not audit Carnegie, Regent, CBN or the Bank and/or question or challenge any portion or aspect of the opinion expressed herein. The Service is not bound in any way by the opinion expressed herein.

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement/Form S-4 of Carnegie and to the references to and the summary of this opinion in such Registration Statement/Form S-4.

          Except as provided above, this opinion is delivered solely for the benefit of Carnegie, Regent, and the shareholders of Carnegie and Regent and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.



                                    Very truly yours,

                                    McCarter & English